                                                                    Exhibit 13.2

                            WESTLINKS RESOURCES LTD.


                           [WESTLINKS RESOURCES LOGO]


                                 Interim Report


                           For the Three Months Ended
                                 March 31, 2000

                           CONSOLIDATED BALANCE SHEET

                                                    MARCH 31         DECEMBER 31
                                                      2000              1999
                                                    --------         -----------

ASSETS
Current:
     Cash and short term investments             $     8,410         $   42,288
     Accounts receivable                           1,210,753            684,787
     Inventory                                         7,253                  0
     Advances and prepaid expenses                    32,227                  0
                                                 ------------------------------
                                                   1,258,643            727,075

Capital assets                                    10,036,144          7,016,726
                                                 ------------------------------
                                                 $11,294,787         $7,743,801
                                                 ==============================


LIABILITIES
Current:
     Account payable                             $ 1,746,221         $  687,042
     Current portion of bank loan                  1,850,000          1,075,000
                                                 ------------------------------
                                                   3,596,221          1,762,042

Bank loan                                          2,550,000          1,525,000

Future income taxes                                  444,389            297,793

Provision for site restoration                       190,221            181,332

SHAREHOLDERS EQUITY
     Share capital                                 4,041,458          3,663,330
     Retained earnings (deficit)                     472,498            314,304
                                                 ------------------------------
                                                   4,513,956          3,977,634
                                                 ------------------------------
                                                 $11,294,787         $7,743,801
                                                 ==============================


                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                       As at            As at
                                                       Mar 31           Mar 31
                                                        2000             1999
                                                       ------           ------
REVENUE
     Oil and gas                                     $1,740,985       $ 352,491
     Royalty, net of ARTC                              (391,860)        (35,557)
     Other income                                             0              30
                                                     --------------------------
                                                      1,349,125         316,964

EXPENSES
     Operating costs                                    405,464         157,134
     Exploration                                              0           9,114
     General and administrative costs                   214,175         121,129
     Interest                                            64,356          16,393
     Depletion, depreciation & site restoration         360,340         146,100
                                                     --------------------------
                                                      1,044,335         449,870

Income (loss) before the following                      304,790        (132,906)

Gain on sale of oil and gas properties                        0           8,377
                                                     --------------------------

Income before income taxes                              304,790        (124,529)

Deferred income taxes                                   146,596         (52,000)
                                                     --------------------------
NET INCOME                                              158,194         (72,529)

Retained earnings, beginning of period                  314,304         442,132
                                                     --------------------------
Retained earnings, end of period                     $  472,498       $ 369,603
                                                     ==========================
Common shares outstanding                             4,231,210       2,624,456


Net income per share
     Basic and fully diluted                              $0.04          $(0.03)


                           CONSOLIDATED STATEMENT OF
                         CHANGES IN FINANCIAL POSITION

                                                  As at                 As at
                                                 Mar 31                Mar 31
                                                  2000                  1999
                                                 ------                ------

OPERATING:
   Net income                                   $  158,194            $ (72,529)

   Items not requiring the outlay of cash
       Future income taxes                         146,596              (52,000)
       Deletion, depreciation and
         site restoration                          360,340              146,100
       Gain on sale of properties                        0               (8,377)
                                                -------------------------------
       Funds generated from operations             665,130               13,194

Change in non-cash working capital                 493,733              (83,248)
                                                -------------------------------
                                                 1,158,863              (70,054)

FINANCING:
   Issue of common                                 378,128               (6,424)
   Bank loan                                     1,800,000              250,000
                                                -------------------------------
                                                 2,178,128              243,576
                                                -------------------------------

INVESTING
   Capital expenditures                         (3,379,758)            (240,480)
   Proceeds on disposal of oil &
     gas properties                                      0                9,449
   Site restoration                                  8,889                    0
                                                -------------------------------
                                                (3,370,869)            (231,031)
                                                -------------------------------

                                                -------------------------------
Increase (decrease) in cash                        (33,878)             (57,509)

Cash, beginning of period                           42,288               73,839
                                                -------------------------------
Cash, end period                                $    8,410            $  16,330
                                                ===============================

Common shares outstanding (average)              4,231,210            2,072,700

Funds generated per share
     Basic and fully diluted                         $0.16                $0.01

